Exhibit 99.1

News Release

Weatherford Reports Second Quarter 2016 Results
Industry leading sequential decrementals of 6%; 50% incrementals (GAAP basis)
Raised net proceeds of $2.7 billion through two successful offerings
Repaid $1.9 billion of senior notes
Completed 92% of previously announced 8,000 headcount reduction plan
BAAR, SWITZERLAND, July 27, 2016 - Weatherford International plc (NYSE: WFT) reported GAAP net loss for the second quarter of 2016 of $565 million, or a net loss of $0.63 per share, and adjusted net loss before charges and credits of $253 million ($0.28 adjusted net loss per share) on revenues of $1.40 billion for the second quarter of 2016.

Second Quarter 2016 Highlights

•	Industry leading operating income decrementals of 6% sequentially and 24% year-over-year; sequential incrementals of 50% (GAAP basis);

•	Ceased operations in three manufacturing and service facilities, a year-to-date total of seven of the nine planned closures for the year;

•	Closed 28 additional operating and other facilities, now at 54 year-to-date, 11 more than originally projected;

•	Completed 92% of the planned 8,000 reduction in force, with expected annualized savings of $446 million;

•	Entered into an agreement defining the terms and conditions of the Zubair early production facility construction contract settlement in the amount of $150 million;

•
Raised net proceeds of $2.7 billion from newly issued debt: $1.265 billion in exchangeable (convertible) notes maturing in 2021 and $1.5 billion in new senior notes, $750 million maturing in 2021 and $750 million maturing in 2023;

•	Settled in cash a tender offer of $1.9 billion face value of existing senior notes on June 30, 2016; and

•	Gained inclusion in the Euronext Vigeo World 120 Index, which recognizes companies achieving the most advanced Environmental, Social and Governance (ESG) performance.

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	6/30/2016	3/31/2016	6/30/2015	Sequential	Year-on-Year
Total
Revenue	$1,402	$1,585	$2,390	(11)%	(41)%
Operating Income (Loss)	$(66)	$(157)	$36	58%	(283)%
Operating Margin	(4.7)%	(9.9)%	1.5%	520 bps	(621 bps)
Adjusted Operating Income (Loss) *	$(116)	$(105)	$117	(11)%	(200)%
Adjusted Operating Margin	(8.3)%	(6.6)%	4.9%	(168 bps)	(1,318 bps)
Adjusted Decrementals **				(6)%	(24)%

Net Loss	$(565)	$(498)	$(489)	(13)%	(16)%
Adjusted Net Loss *	$(253)	$(239)	$(77)	(6)%	(225)%

Diluted Loss per Share	$(0.63)	$(0.61)	$(0.63)	(3)%	—%
Adjusted Diluted Loss per Share *	$(0.28)	$(0.29)	$(0.10)	4%	(181)%
* Adjusted Operating Income, Net Loss and Diluted Loss per Share are non-GAAP measures and primarily exclude the charges and credits for the Zubair legacy contract.
** Incremental/decremental operating margin is calculated by taking the change in adjusted operating income over the change in revenue.

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “During the second quarter, we continued to drive progress both operationally and financially.

On the operational front, our results show the impact of the cost transformation of Weatherford, resulting in our adjusted operating income declining by only $11 million on a sequential revenue decline of 11% or $183 million, with an improvement in our adjusted earnings per share. Underlying our operating results are benefits from our continued cost reduction efforts, supporting strong adjusted operating income decrementals of 6% sequentially and 24% year-over-year.

North America revenue declined 26%, outperforming a 35% reduction in average rig count and continued pricing headwinds. However, operating losses were reduced substantially with the aggressive cost actions taken this year. We believe North America activity levels have hit a bottom.

Internationally, our revenue declined 3% on a sequential rig count reduction of 7%. Latin America bore the brunt of the decline with steep customer spending cuts across the board. Eastern Hemisphere revenue increased by 4% sequentially. In the Europe/Caspian/Russia/Sub-Sahara Africa region, sharp activity reductions in offshore West Africa were only partly mitigated by a seasonal recovery in Russia. In the Middle East/North Africa/ Asia Pacific region, the revenue increase reflected the final contract settlement of the Zubair project and higher activity in Algeria more than offsetting declines across several Asia Pacific operations. Revenue for the Land Drilling Rigs business declined with lower sequential utilization rates.

On the financial front, we successfully completed two upsized capital markets transactions, materially de-risking our near-term financial profile and meaningfully improving our liquidity position. We reduced near term debt maturities over the next three years from $2.1 billion down to $639 million, ensuring that we can meet our obligations under any business scenario. The settlement of the Zubair early production facility contract located in Iraq was an important milestone during the quarter. We also substantially completed our full year headcount reduction and continued to optimize our headcount support ratio, all of which should positively impact our results moving forward.

The industry has now hit a bottom on both the activity and pricing fronts. Customers have begun to recognize that reliable, high quality products and services have been discounted below economic minimums and are at unsustainable levels. Our conversations with several customers support expectations that both activity and pricing levels will improve gradually over the next several quarters.

With our legacy issues now behind us, and a fundamentally transformed cost structure, Weatherford is positioned for the market recovery. As we look forward to a gradual improving macro environment, our core set of differentiated product lines and technology, along with a very disciplined approach and a much strengthened operational team, all support strong incremental operating income margin improvement and future free cash flow generation.

Our performance to come will reflect our transformation in all metrics.”

Second Quarter 2016 Results

Revenue for the second quarter of 2016 was $1.40 billion compared with $1.59 billion in the first quarter of 2016 and $2.39 billion in the second quarter of 2015. Second quarter revenues declined 11% sequentially and 41% from the prior year. The sequential decline was 26% in North America and 3% for International operations.

GAAP net loss for the second quarter of 2016 was $565 million (net loss of $0.63 per share), compared to a net loss of $498 million in the first quarter of 2016 (net loss of $0.61 per share), and a net loss of $489 million in the second quarter of the prior year (net loss of $0.63 per share).

Adjusted net loss for the second quarter of 2016 was $253 million (adjusted net loss of $0.28 per share), compared to a net loss of $239 million in the first quarter of 2016 (adjusted net loss of $0.29 per share), and a net loss of $77 million in the second quarter of the prior year (adjusted net loss of $0.10 per share).

After-tax charges, net of credits, of $312 million for the second quarter include:

•	$146 million in charges primarily from a fair market value adjustment of a note receivable from our customer in Venezuela and write-downs in inventory and other assets;

•	$101 million in litigation charges mainly related to advancement in negotiations with the SEC/DOJ regarding our income tax restatements from previous years;

•	$69 million in charges from bond tender premiums related to the repurchase of our senior notes; and

•	$41 million in severance and restructuring charges.

•	The above charges were partly offset with $45 million of income from the settlement of our Zubair legacy contract.

Operating margin of -4.7% for the second quarter improved by 520 basis points sequentially, and deteriorated 621 basis points from the second quarter of 2015. Adjusted operating margin of -8.3%, for the second quarter decreased by 168 basis points sequentially, and declined 1,318 basis points from the second quarter of 2015. Sequentially, an overall 11% reduction in revenue resulted in adjusted operating income decrementals of 6%. Year-over-year revenue was down 41% with adjusted operating income decrementals of 24%. The negative operating margins continue to include about $50 million of costs per quarter to preserve the operating infrastructure and structural organization to enable the company to respond effectively to the anticipated increase in activity levels.

Segment Highlights

North America

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	6/30/2016	3/31/2016	6/30/2015	Sequential	Year-on-Year
North America
Revenue	$401	$543	$808	(26)%	(50)%
Operating Loss	$(101)	$(128)	$(92)	21%	(9)%
Operating Margin	(25.2)%	(23.6)%	(11.5)%	(153 bps)	(1,371 bps)
Second quarter revenues of $401 million were down $142 million, or 26% sequentially, and down $407 million, or 50%, over the same quarter in the prior year. Second quarter operating losses decreased by $27 million sequentially to $101 million (-25.2% margin) and increased $9 million from an operating loss of $92 million in the same quarter of the prior year. The 26% decrease in sequential revenue in the region outperformed the 35% drop in the North American rig count and reflected reduced customer activity and spending as well as the Canadian seasonal spring break-up, coupled with continued pricing headwinds. Operating losses decreased sequentially, resulting in incrementals of 19%. Driving these results were the benefits from aggressive cost saving actions taken during the first half of 2016. Year-over-year decrementals were a respectable 2%.

International Operations

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	6/30/2016	3/31/2016	6/30/2015	Sequential	Year-on-Year
International Operations
Revenue	$892	$923	$1,397	(3)%	(36)%
Operating Income (Loss)	$52	$(3)	$124	1,833%	(58)%
Adjusted Operating Income	$2	$49	$205	(97)%	(99)%
Adjusted Operating Margin	0.2%	5.4%	14.7%	(517 bps)	(1,451 bps)
Second quarter revenues of $892 million were down $31 million, or 3% sequentially, and lower by $505 million, or 36% compared to the same quarter in the prior year. Second quarter operating income of $52 million (5.8% margin) was $55 million higher sequentially and $72 million lower versus the same quarter in the prior year. Second quarter adjusted operating income of $2 million (0.2% margin) was lower by $47 million sequentially and $203 million lower versus the same quarter in the prior year. Adjusted operating income excludes both charges and credits associated with our Zubair legacy contract. The decline in international sequential revenue outperformed the rig count decrease of 7%.

•	Latin America
Second quarter revenues of $249 million were down $56 million, or 18% sequentially, and down $214 million, or 46%, compared to the same quarter in the prior year. Second quarter operating income of $1 million (0.6% margin) was down 97% sequentially and down 98% compared to the same quarter in the prior year. Activity declines, particularly in Mexico, Brazil and Colombia were the primary drivers of both the revenue and operating income declines as customers continued to reduce their spend. Cost reduction actions taken late in the second quarter did not impact the results of the quarter.

•	Europe/Sub-Sahara Africa/Russia
Second quarter revenues of $243 million were down $14 million, or 5% sequentially, and down $175 million, or 42%, over the same quarter in the prior year. Second quarter operating income of $1 million (0.3% margin) increased $2 million or 156% sequentially, and down 99% when compared to the same quarter in the prior year. The revenue and operating loss decline was primarily due to customer activity reductions across offshore West Africa, principally in Angola, partly offset by the seasonal recovery in Russia.

•	Middle East/North Africa/Asia Pacific
Second quarter revenues of $400 million were up $39 million, or 11% sequentially, and down $116 million, or 23%, from the same quarter in the prior year. Operating income of $50 million (12.5% margin) was up 209% sequentially and up 394% from the same quarter in the prior year. Adjusted operating income, which excludes the impact of the Zubair contract, was essentially at break-even levels. The sequential revenue increase was primarily due to the settlement of the Zubair legacy contract in Iraq and was partially offset by activity declines across many of the Asia Pacific operations. Sequentially, the adjusted operating income decreased due to the lower activity levels during the quarter.

Land Drilling Rigs

Second quarter revenues of $109 million were down $10 million, or 9% sequentially, and down $76 million, or 41%, compared to the same quarter in the prior year. The termination fees earned in the first quarter of 2016 and the completion of certain projects during the second quarter were the main constituents of the sequential revenue decline. Second quarter operating loss of $17 million (-15.7% margin) was up $9 million sequentially and down $21 million from the same quarter in the prior year. The operating loss improved sequentially due to increased activity in Saudi Arabia and continued structural cost reductions.

Operational Highlights

•
On July 26, 2016, Weatherford announced that it has signed a Joint Initiative Agreement (JIA) with IBM (NYSE: IBM) to collaborate on the development of new products and services for oil and gas producers that leverage IBM advanced analytics and Internet of Things capabilities on the IBM Cloud and further strengthen Weatherford's industry-leading production optimization technologies. Through the joint initiative Weatherford and IBM will develop new analytics solutions, all available via IBM Cloud, that are based on Weatherford’s extensive production optimization and engineering software platform, its supervisory control and data acquisition (SCADA) tools, and its sensors and controllers. The jointly-developed solutions will be part of the Company’s new Reservoir Solutions global business unit, which was launched in early 2016 and is dedicated to providing integrated offerings that help its clients lower their operating costs and increase production.

•
During the quarter, Weatherford was awarded a five-year Drilling Services contract by a Middle Eastern National Oil Company (NOC) client, effectively doubling our market share in the country. The customer made this award on the basis of our advanced Logging-while-Drilling (LWD) technology, our outstanding performance record and superior service quality.

•
Weatherford secured several multi-year contracts for Upper Completions and Well Screens for a super major on Russia’s Sakhalin Island. These contracts, combined with our existing contracts for Annular Safety Systems and Premium Open-Hole Cup Seal Packers, place our Company as the primary Completion supplier for these wells.  In addition, Weatherford was awarded a contract for five wells in Australia for our new Open Hole Gravel pack system and associated pumping services. The Gravel Pack system is a clean sheet design that brings several improvements to the market over existing technology. This contract gives Weatherford their first foothold in the Asia Pacific Gravel Pack market.  Both of these contract wins follow market share gains achieved in the first quarter in Norway when Weatherford was awarded the Completion work on the Fram field.

•
Another notable trend this quarter was the increasing deployment of the Company’s Jet Pump in the Permian Basin, replacing previous electric submersible pumps (ESP) installations. Clients benefit from such a substitution with lower overall cost and reduced production downtime.

•
Weatherford recently completed a rigless intervention project in the Gulf of Mexico for which it was the sole service provider. This marked the first time that a complex intervention was completed by a single party with multiple vessels in the region. The ability for one company to provide this range of integrated services - including coiled tubing, well testing, thru tubing, wireline, managed pressure drilling services, and slickline - without a rig significantly simplified logistics and resulted in time and cost savings. The intervention was a success, increasing the production rate 70% beyond the operator’s expectations.

Free Cash Flow

Net cash used in operating activities was $139 million and free cash flow used in operations was $160 million for the second quarter of 2016. Working capital balances did not generate as much cash as expected, primarily due to much slower receivable collections from some of our key customers and to a certain extent lower than expected inventory reductions due to the decline in product sales. Capital expenditures of $31 million were down $156 million, or 83% versus the same quarter in the prior year and reduced by $12 million, or 28%, from the first quarter of 2016. Also included in the quarter’s free cash flow were $97 million of debt interest payments, including an accelerated $27 million payment due to the early retirement of Weatherford’s senior notes. Additionally, $50 million of cash severance and restructuring costs were paid, to further reduce operating costs going forward.

The Company’s second quarter capital market transactions provide plenty of near-term financial flexibility and liquidity, and successfully extend Weatherford’s near-term maturity obligations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation related to the adoption of new accounting standards.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,000 locations, including manufacturing, service, research and development, and training facilities and employs approximately 32,000 people. For more information, visit www.weatherford.com and connect with Weatherford on Facebook, LinkedIn, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 28, 2016, at 7:00 a.m. eastern time (ET), 6:00 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing and Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the size and components of the expected costs, expenses, savings and charges associated with prior workforce reduction and prior and ongoing facility closures; and risks associated with the Company’s ability to achieve the benefits and cost savings of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Net Revenues:
North America	$401	$808	$944	$1,971
Middle East/North Africa/Asia Pacific	400	516	761	1,049
Europe/SSA/Russia	243	418	500	835
Latin America	249	463	554	949
Land Drilling Rigs	109	185	228	380
Total Net Revenues	1,402	2,390	2,987	5,184

Operating Income (Loss):
North America	(101)	(92)	(229)	(102)
Middle East/North Africa/Asia	—	55	6	124
Europe/SSA/Russia	1	65	—	136
Latin America	1	85	45	183
Land Drilling Rigs	(17)	4	(43)	14
Adjusted Segment Operating Income (Loss)	(116)	117	(221)	355
Research and Development	(41)	(59)	(86)	(123)
Corporate Expenses	(34)	(46)	(77)	(102)
Loss on Sale of Businesses, Net	—	(5)	(1)	(2)
Other Charges	(269)	(471)	(522)	(542)
Total Operating Loss	(460)	(464)	(907)	(414)

Other Expense:
Interest Expense, Net	(119)	(117)	(234)	(237)
Bond Tender Premium, Net	(78)	—	(78)	—
Currency Devaluation Charges	—	(16)	(31)	(42)
Other, Net	(7)	(18)	(6)	(29)
Net Loss Before Income Taxes	(664)	(615)	(1,256)	(722)

Income Tax Benefit	102	132	203	132

Net Loss	(562)	(483)	(1,053)	(590)
Net Income Attributable to Noncontrolling Interests	3	6	10	17
Net Loss Attributable to Weatherford	$(565)	$(489)	$(1,063)	$(607)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.63)	$(0.63)	$(1.24)	$(0.78)

Weighted Average Shares Outstanding:
Basic & Diluted	899	778	856	778

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Net Revenues:
North America	$401	$543	$699	$824	$808
Middle East/North Africa/Asia Pacific	400	361	453	445	516
Europe/SSA/Russia	243	257	337	361	418
Latin America	249	305	376	421	463
Land Drilling Rigs	109	119	147	186	185
Total Net Revenues	$1,402	$1,585	$2,012	$2,237	$2,390

	Three Months Ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Operating Income (Loss):
North America	$(101)	$(128)	$(68)	$(54)	$(92)
Middle East/North Africa/Asia Pacific	—	6	45	42	55
Europe/SSA/Russia	1	(1)	38	43	65
Latin America	1	44	59	73	85
Land Drilling Rigs	(17)	(26)	(17)	16	4
Adjusted Segment Operating Income (Loss)	(116)	(105)	57	120	117
Research and Development	(41)	(45)	(52)	(56)	(59)
Corporate Expenses	(34)	(43)	(47)	(45)	(46)
Loss on Sale of Businesses, Net	—	(1)	(4)	—	(5)
Other Charges	(269)	(253)	(988)	(117)	(471)
Total Operating Loss	$(460)	$(447)	$(1,034)	$(98)	$(464)

	Three Months Ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$806	$890	$1,087	$1,235	$1,355
Completion and Production (b)	487	576	778	816	850
Land Drilling Rigs	109	119	147	186	185
Total Product Service Line Revenues	$1,402	$1,585	$2,012	$2,237	$2,390

	Three Months Ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Depreciation and Amortization:
North America	$58	$54	$73	$87	$97
Middle East/North Africa/Asia Pacific	60	61	61	62	66
Europe/SSA/Russia	48	48	46	52	53
Latin America	56	61	63	63	62
Land Drilling Rigs	23	22	26	28	27
Research and Development and Corporate	4	4	6	6	6
Total Depreciation and Amortization	$249	$250	$275	$298	$311

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Operating Income (Loss):
GAAP Operating Loss	$(460)	$(447)	$(464)	$(907)	$(414)
Severance, Restructuring and Exited Businesses	51	77	72	128	113
Litigation Charges, Net	114	67	112	181	112
Impairments, Asset Write-Downs and Other (a)	154	57	218	211	239
Legacy Contracts and Other	(50)	52	69	2	78
Loss on Sale of Businesses, Net	—	1	5	1	2
Total Non-GAAP Adjustments	269	254	476	523	544
Non-GAAP Adjusted Operating Income (Loss)	$(191)	$(193)	$12	$(384)	$130

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(664)	$(592)	$(615)	$(1,256)	$(722)
Operating Income Adjustments	269	254	476	523	544
Bond Tender Premium, Net	78	—	—	78	—
Currency Devaluation Charges	—	31	16	31	42
Non-GAAP Loss Before Income Taxes	$(317)	$(307)	$(123)	$(624)	$(136)

Benefit for Income Taxes:
GAAP Benefit for Income Taxes	$102	$101	$132	$203	$132
Tax Effect on Non-GAAP Adjustments	(35)	(26)	(80)	(61)	(89)
Non-GAAP Benefit for Income Taxes	$67	$75	$52	$142	$43

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(565)	$(498)	$(489)	$(1,063)	$(607)
Total Charges, net of tax	312	259	412	571	497
Non-GAAP Net Loss	$(253)	$(239)	$(77)	$(492)	$(110)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.63)	$(0.61)	$(0.63)	$(1.24)	$(0.78)
Total Charges, net of tax	0.35	0.32	0.53	0.67	0.64
Non-GAAP Diluted Loss per Share	$(0.28)	$(0.29)	$(0.10)	$(0.57)	$(0.14)

GAAP Effective Tax Rate (b)	15%	17%	21%	16%	18%
Non-GAAP Effective Tax Rate (c)	21%	24%	42%	23%	31%

(a)
Impairments, Asset Write-Downs and Other include primarily write-downs of inventory, note receivable and other assets, long-lived and other asset impairment charges, supply agreement charges, insurance losses and professional fees and other charges.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Assets:
Cash and Cash Equivalents	$452	$464	$467	$519	$611
Accounts Receivable, Net	1,484	1,693	1,781	2,045	2,259
Inventories, Net	2,195	2,302	2,344	2,767	2,921
Property, Plant and Equipment, Net	5,247	5,471	5,679	6,394	6,694
Goodwill and Intangibles, Net	3,182	3,216	3,159	3,224	3,335

Liabilities:
Accounts Payable	790	934	948	1,015	1,104
Short-term Borrowings and Current Portion of Long-term Debt	290	1,212	1,582	1,684	1,556
Long-term Debt	6,943	5,846	5,852	5,990	6,235

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2016:
Net Debt at 3/31/2016			$(6,594)
Operating Loss			(460)
Depreciation and Amortization			249
Capital Expenditures for Property, Plant and Equipment			(31)
Decrease in Working Capital			6
Equity Issuance Fees			(7)
Bond Tender Premium, Net			(78)
Litigation Charges			114
Asset Write-Downs and Other Charges			143
Income Taxes Paid			(59)
Interest Paid			(97)
Net Change in Billings in Excess/Costs in Excess			34
Other			(1)
Net Debt at 6/30/2016			$(6,781)

Change in Net Debt for the Six Months Ended 6/30/2016:
Net Debt at 12/31/2015			$(6,967)
Operating Loss			(907)
Depreciation and Amortization			499
Capital Expenditures for Property, Plant and Equipment			(74)
Decrease in Working Capital			125
Equity Issuance Proceeds, Net			623
Bond Tender Premium, Net			(78)
Rig Loss Proceeds			30
Litigation Charges, Net			181
Asset Write-Downs and Other Charges			178
Currency Devaluation Charges			31
Income Taxes Paid			(120)
Interest Paid			(261)
Net Change in Billings in Excess/Costs in Excess			45
Other			(86)
Net Debt at 6/30/2016			$(6,781)

Components of Net Debt	6/30/2016	3/31/2016	12/31/2015
Cash	$452	$464	$467
Short-term Borrowings and Current Portion of Long-term Debt	(290)	(1,212)	(1,582)
Long-term Debt	(6,943)	(5,846)	(5,852)
Net Debt	$(6,781)	$(6,594)	$(6,967)

“Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Six Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Net Cash Provided by (Used In) Operating Activities	$(139)	$(205)	$291	$(344)	$249

Less: Capital Expenditures for Property, Plant and Equipment	(31)	(43)	(187)	(74)	(411)

Add: Proceeds from Dispositions and Insurance Recoveries*	10	36	20	46	23

Free Cash Flow	$(160)	$(212)	$124	$(372)	$(139)

Adjusted for Litigation Reimbursements**	—	(4)	—	(4)	—

Free Cash Flow Provided by (Used In) Operations	$(160)	$(216)	$124	$(376)	$(139)

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries. “Free Cash Flow Provided by (Used In) Operations” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries and adjusted for litigation reimbursements. Management uses the two free cash flow metrics to measure progress on capital efficiency and cash flow initiatives.

*Includes in the first and second quarter 2016 $6 million and $10 million, respectively, from the disposal of property, plant, and equipment and $30 million of insurance reimbursements received during the first quarter of 2016 on a land drilling rig loss.

**Includes in the first quarter 2016 insurance proceeds received during the applicable period reimbursing a portion of a shareholder derivative litigation settlement payment of $120 million made in the third quarter of 2015.